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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  NOVEMBER 13, 2002

                   LEGGETT ANNOUNCES FOURTH QUARTER DIVIDEND,
                          FUTURE RETIREMENT OF CFO, AND
                         APPOINTMENT OF NEW BOARD MEMBER

Carthage, MO -- The Board of Directors of Leggett & Platt, Incorporated today declared a fourth quarter dividend of $.13 per share, unchanged from last quarter's dividend. The dividend will be paid on January 15, 2003 to shareholders of record on December 13, 2002.

Quarterly dividends declared in 2002 total $.50 per share, an increase of 4% from 2001. Consistent cash flow, a conservative capital policy, and the success of management's long-term growth strategy have allowed Leggett to sustain an exceptional 31-year record of annual dividend increases. Since 1971 the quarterly dividend has grown at a 15.1% compound annual rate.

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The company also announced that Michael A. Glauber, Leggett's long-time Chief
Financial Officer and Senior Vice President, informed the company of his desire to retire effective in April of 2003. Felix Wright, Chairman and Chief Executive Officer, had this to say, "For thirty-three years Mike has been an outstanding partner and key contributor to Leggett's growth and success. Mike's keen financial expertise, candor, and eye on the bottom line have helped make Leggett the company it is. We will not only miss Mike's business acumen, but will also greatly miss the camaraderie and daily personal interaction we've shared for so long."

In April 2003, Matthew C. Flanigan will become Leggett's Chief Financial Officer; he will work closely with Mike Glauber over the next several months to effect a seamless transition. Matt is currently President of the company's Office Furniture Components Group, and is also a Vice President of the corporation. A native of Carthage, Missouri, Matt joined Leggett's operations staff in 1997, returning home after time away for college and early career positions. Prior to joining Leggett, Matt's career included ten years with Societe Generale, where he advanced through increasingly responsible positions, culminating in his appointment as First Vice President and Manager of Societe Generale's Dallas, Texas operations. Matt is a cum laude graduate in finance from the University of Missouri.

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The company also announced the election of Judy C. Odom to the Board of
Directors, filling the vacancy created by expansion of the Board to 13 members. Ms. Odom most recently served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a company she co-founded in 1983. She served in this position until earlier this year, when Software Spectrum merged with Level 3 Communications. Under her leadership, Software Spectrum became a leading global supplier of personal computer software and technology services, and a Fortune 1000 company. From 1977 to 1985 Ms. Odom served at the national accounting firm of Grant Thornton and became one of the first women at that firm to be named an audit partner. She is a Certified Public Accountant.

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COMPANY DESCRIPTION: Leggett & Platt is a diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products for customers worldwide. A member of the Fortune 500, the company is composed of 28 business units, 32,000 employee-partners, and more than 300 facilities located in 18 countries. The company has grown at an average of 15% annually since going public in 1967, with about one-third of the growth coming from internal expansion and market share gains. We augment internal growth with an active acquisition program, having completed over 100 acquisitions over the last five years, with the average acquisition adding $15-20 million to annual sales. Customers value our integrity, product innovation, low cost structure, financial strength, and outstanding customer service. We serve a wide array of manufacturers and retailers, with no single customer accounting for 5% of sales. Primary raw materials include steel and aluminum, followed by smaller amounts of chemicals, wood, and plastics. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly. Leggett & Platt is North America's leading independent manufacturer of the following:
a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Leggett's common stock (symbol LEG) is listed on the New York Stock Exchange, and is a component of the S&P 500 Index.

        CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com
         David M. DeSonier, Vice President, or Susan R. McCoy, Director
        FOR MORE INFORMATION: Visit Leggett's website at www.leggett.com.